Landsburg Platt Raschiatore & Dalton
                  Certified Public Accountants

117 South 17th Street 13th Floor Philadelphia, Pennsylvania 19103

                215-561-6633   FAX 215-561-2070


                       February 28, 1997


To The Board of Directors
American Heritage Growth Fund, Inc.
1370 Avenue of the Americas
31st Floor
New York, NY 10019

In planning and performing our audit of the financial statements of American Heritage Growth Fund, Inc., for the year ended January 31, 1997, we considered its internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing an opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

The management of American Heritage Growth Fund, Inc. is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control structure policies and procedures. Two of the objectives of an internal structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition and transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principles.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and may not be detected. Also, projection of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control structure, including procedures for safeguarding securities, that we consider to be material weaknesses as defined above as of January 31, 1997, other than the following items.

The Fund's transfer agent was not able to provide us with bank reconciliations on its account for the American Heritage Growth Fund, Inc., for the last three months of the fiscal year ended January 31, 1997.

The daily bank reconciliations of the Fund's cash account did not take into account the Fund's Custodian's 2 P.M. cut off time for requisitions to apply any excess cash to be applied to any outstanding short term borrowing. At January 31, 1997, this resulted in a change to the financial position of the Fund to simultaneously increase cash and short term borrowing by $110,392. This could affect the Fund's estimate as to its daily accrual for interest income and interest expense.

The Fund's accountant was not being provided on a timely basis the classifications of securities purchased during the year, which they need in order to test for the 25% diversification tests. Hard copies of this test that were performed throughout the year by the Fund were not maintained for our inspection.

We have advised management of these issues and they have noted them accordingly and have told us that appropriate action will be taken as necessary.

This report is intended solely for the information and use of management and the Securities and Exchange Commission.






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